Exhibit 99

Contacts:

Martin O’Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE
November 1, 2012

ORIENT-EXPRESS HOTELS REPORTS THIRD QUARTER 2012 RESULTS

•	Same store revenue per available room (“RevPAR”) in local currency equal to year-ago quarter; up 5% excluding impact of partial closure of Copacabana Palace in Rio de Janeiro
•	Strong performance in North America and Asia-Pacific, with same store RevPAR up 12% in both regions
•	Resilient performance in Europe despite poor macro-economic conditions, with revenue from owned hotels, same store RevPAR and EBITDA all ahead of 2011 on a local currency basis
•	Third quarter total revenue before real estate down 8% to $160.4 million from $173.5 million; up 1% excluding effects of currency and partial closure of Copacabana Palace
•	Third quarter adjusted EBITDA before real estate down 10% to $41.6 million from $46.1 million; up 2% excluding effects of currency and the partial closure of Copacabana Palace
•	Central overheads down $2.0 million from the year-ago quarter
•	Proceeds of $42.1 million received from completion of sale of The Observatory Hotel, Sydney; $11.2 million of proceeds used to repay debt
•	Announced new river cruise operation in Myanmar that will commence operations in July 2013
•	Completed €35.0 million ($44.4 million) refinancing of loans secured on Grand Hotel Timeo and Villa Sant’Andrea, both in Sicily
•	Positive early indications for overall 2013 bookings; up 11% for total owned hotels from the same time last year

HAMILTON, BERMUDA – November 1, 2012.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners or part-owners and managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the third quarter ended September 30, 2012.

Revenue before real estate was $160.4 million in the third quarter of 2012, down $13.1 million or 8% from $173.5 million in the third quarter of 2011. Excluding the effects of weaker local currencies compared to the US dollar and the temporary partial closure of the Copacabana Palace, revenue before real estate was up by 1% compared to the third quarter of 2011.

Revenue from owned hotels for the third quarter was $131.1 million, down $9.2 million or 7% from $140.3 million in the third quarter of 2011. On a same store basis, owned hotels RevPAR was flat in local currency and down 6% in US dollars. Excluding the impact of the partial closure of Copacabana Palace, same store RevPAR in local currency was 5% ahead.

Trains & cruises revenue in the third quarter was $26.0 million compared to $28.9 million in the third quarter of 2011, a decrease of 9% in local currency or 10% in US dollars.

Adjusted EBITDA before real estate was $41.6 million for the third quarter, down $4.5 million from $46.1 million in the prior year period. The principal decrease from the prior year quarter was at Copacabana Palace, where EBITDA was down $2.1 million as it was partially closed for renovation. Other notable decreases were at Hotel Cipriani, Venice (down $1.6 million), share of earnings from Hotel Ritz, Madrid (down $0.6 million) and British Pullman (down $0.5 million). These decreases were partially offset by increases at the two Sicilian hotels (up $0.9 million), Hotel das Cataratas, Iguassu Falls (up $0.8 million) and Charleston Place, South Carolina (up $0.6 million).

Adjusted net earnings from continuing operations for the third quarter were $14.5 million ($0.14 per common share) compared with $20.5 million ($0.20 per common share) in the third quarter of 2011.

“Despite continuing economic uncertainty in Europe, revenues held up well and same store RevPAR in local currency was unchanged from last year on a global basis,” said Philip Mengel, Director and Interim Chief Executive Officer. “In fact, in local currency and excluding the effects of the temporary closure of Copacabana Palace as part of its planned refurbishment, same store RevPAR was up 5% from the prior year quarter, reflecting the tremendous strength and guest appeal of our unmatched collection of iconic assets.  In Europe, revenues from owned hotels were up by $2.6 million on a local currency basis even with the tough macro-economic conditions in that market.

“We continue to make good progress on our program of reinvestment in core properties with important investments underway or completed at Mount Nelson Hotel, La Samanna, El Encanto and ‘21’ Club as well as Copacabana Palace. The formal opening of Palacio Nazarenas in September further strengthens our luxury presence in Peru.

“We are seeing the benefits of our investments in the financial performance of many properties. In Sicily, for example, our local currency RevPAR in the third quarter was 19% ahead of the prior year, reflecting completion of the refurbishment of the Grand Hotel Timeo and Villa Sant'Andrea. Looking forward, we expect to realize the benefits of this year’s renovation projects starting in the current quarter.  Early indications for 2013 bookings across the collection are positive, with bookings for total owned hotels 11% ahead of where they were at the same time last year.”

Company Highlights

The Company has continued to execute its strategy of redeploying capital and reducing debt through targeted divestments. During the quarter, the Company completed the sale of The Observatory Hotel.  The proceeds from the sale were $42.1 million, of which $11.2 million was used to repay associated debt. As previously reported in the second quarter earnings release, the Company entered into an agreement in July to sell The Westcliff, Johannesburg. The process of securing certain regulatory approvals necessary under that contract is underway and the transaction is currently expected to close by the end of the year.

As part of its strategy to redeploy capital, the Company has continued to invest capital into enhancing the existing portfolio to support growth in average daily rate (“ADR”) and occupancy. Work continued during the quarter on the refurbishment of all rooms and suites in the main building of Copacabana Palace, which is scheduled for completion in early December in time for the high season. In late September, a portion of rooms in the main building were reopened, along with a restyled lobby that has been enlarged to offer 80% more floor space and two new mezzanine levels. The interruption at Copacabana Palace had a major impact on third quarter earnings, and the Company will benefit significantly going forward from its re-opening.

In September, the Company completed a remodelling of two of the private event spaces at the iconic ‘21’ Club restaurant in New York City. The renovated Puncheon Room and former Main Dining Room can now accommodate 200 guests for a seated dinner and 450 guests for a reception, wedding or corporate event.

The Company also continued work on the renovation of 30 rooms and the poolside restaurant in the Oasis wing of Mount Nelson Hotel, Cape Town, due to be completed this month.  The renamed Oasis Bistro will offer a brasserie-style a la carte menu on its alfresco terrace, which overlooks the hotel’s main swimming pool and gardens.

The Company will also complete the refurbishment of public areas at La Samanna during the fourth quarter, in time for St. Martin’s high season. The refurbishment will include a stunning new bar with panoramic sea views as part of a new layout designed to enhance the arrival and dining experiences.

In September, the Company announced that it will introduce a second river cruise operation in Myanmar beginning in July 2013. The ship, named Orcaella after the dolphins found in the inland waters of Myanmar, is leased and is currently under construction in Yangon to Orient-Express’ specifications. The four-deck river cruiser will offer 25 spacious river-facing cabins with floor-to-ceiling sliding glass doors and Juliette balconies. Orcaella will operate between Yangon and Bhamo and the ship’s shallow draft will allow it to cruise exciting itineraries on the remote Chindwin River, passing extensive mountain ranges towards western Myanmar as far north as Homalin, 30 miles from the Indian border.

The Company is continuing to pursue its previously announced plans to maximize opportunities from emerging markets and has retained the services of two leading sales representation companies specializing in the promotion of unique travel experiences and luxury hotels to the Chinese market from October 1, 2012. These companies will represent Orient-Express from offices in Singapore, Hong Kong, Taipei, Beijing, Shanghai and Guangzhou. The Company has also appointed an online agency to implement digital marketing strategies in Chinese as part of its integrated market-entry strategy.

In addition to its focus on positioning the portfolio for growth, the Company has also been focused on balance sheet management. During the quarter, it completed the refinancing of €36.8 million ($46.8 million) of long-term debt secured by the two Sicilian hotels with a new €35.0 million ($44.4 million) three-year facility. The full amount of the loan has been swapped to a fixed interest rate of 5.6%.

Operating Performance

Europe:
In the third quarter, revenue from owned hotels was $83.6 million, down $5.4 million or 6% from $89.0 million in the third quarter of 2011. This decrease is largely attributable to a weaker euro, which lost 9% of its value compared to the US dollar from the same time last year. Excluding currency effects, revenue at the Company’s European hotels was $2.6 million ahead of the third quarter of 2011, led by the two Sicilian properties, where the positive impact of the refurbishments has continued to drive rate growth with RevPAR in local currency up 19% over the third quarter of 2011.

Same store RevPAR in Europe was up 2% compared to the prior year in local currency and down 7% in US dollars, where a weaker euro contributed to a 4% drop in ADR combined with a decrease in occupancy from 72% to 69%.

EBITDA for the quarter was $34.5 million, down $2.2 million from $36.7 million in the third quarter of 2011. Excluding currency effects, EBITDA was $1.0 million ahead of the third quarter of 2011. The growth in underlying trading was primarily achieved at the two Sicilian properties.

North America:
The Company experienced strong performance from its North American assets. Revenue from owned hotels for the quarter was $21.7 million, up $0.8 million or 4% from $20.9 million in the third quarter of 2011. The growth was largely attributable to Maroma Resort and Spa, Riviera Maya, where additional international flights into Cancun contributed to a 12 percentage point increase in occupancy and a $0.4 million increase in revenue compared to the third quarter of 2011, and The Inn at Perry Cabin, St. Michaels, Maryland, which saw revenue growth of $0.4 million related to increased ADR as a result of the recent rooms renovation. Same store RevPAR in the region increased by 12% in US dollars due to a 9% increase in ADR and an improvement in occupancy from 63% to 65%.

EBITDA in North America grew by 50% to $1.8 million compared to $1.2 million in the third quarter of 2011. Excluding $0.5 million of pre-opening costs at El Encanto, Santa Barbara, year-over-year EBITDA growth was $1.1 million, which included increases of $0.6 million at Charleston Place and $0.3 million at each of Maroma Resort and Spa and The Inn at Perry Cabin.

Rest of World:

Asia-Pacific:
Revenue for the third quarter of 2012 was $8.4 million, an increase of $0.7 million or 9% compared to $7.7 million in the third quarter of 2011. Revenue growth in the region was led by The Governor’s Residence, Yangon (up $0.5 million), as the recent surge in tourism in Myanmar has created unprecedented demand for accommodation in the country. Same store RevPAR for the region increased by 12% in US dollars due to an 8% increase in ADR and an increase in occupancy from 60% to 62% compared to the third quarter of 2011.

EBITDA was unchanged compared to the third quarter of 2011 at $2.8 million which included a one-off restructuring charge of $0.2 million.

Southern Africa:
Third quarter revenue from owned hotels was $3.9 million, down $1.0 million or 20% from $4.9 million in the third quarter of 2011, largely due to currency effects. Same store RevPAR was down 6% in local currency but down 17% in US dollars.  Despite decreased revenue, EBITDA was $0.3 million versus $0.1 million in the third quarter of 2011, as Mount Nelson Hotel continued to benefit from labor and other cost-saving initiatives.

South America:
Third quarter revenue from owned hotels was $13.6 million, down $4.1 million or 23% from $17.7 million in the third quarter of 2011. A $4.9 million decrease resulted from the temporary partial closure of Copacabana Palace during the period for the planned refurbishment of rooms and public spaces, offset by growth at other properties. As a result, same store RevPAR in the region decreased by 27%.

EBITDA for the quarter was $1.1 million, a decrease of $1.4 million compared to $2.5 million in the third quarter of last year. This decrease was attributable to a reduction of $2.1 million at Copacabana Palace related to the refurbishment works, offset by an increase of $0.8 million at Hotel das Cataratas where strong demand from the domestic Brazilian market continued and the lease expense was favorably impacted by depreciation in the Brazilian real.

Hotel management & part-ownership interests:
EBITDA for the third quarter of 2012 was $0.8 million compared to $1.3 million in the third quarter of 2011. The quarterly result included a $0.6 million decline from Hotel Ritz, Madrid, which struggled due to difficult economic conditions in Spain.

Restaurants:
Revenue from ‘21’ Club in the third quarter of 2012 was $2.1 million compared to $2.5 million in the same quarter of 2011 as the summer closure was one week longer in 2012 than in 2011. EBITDA was a loss of $0.6 million compared to a loss of $1.8 million in the same quarter of 2011 due to a non-recurring legal settlement of $1.5 million recorded in the third quarter of 2011.

Trains & cruises:
Revenue for the third quarter of 2012 was $26.0 million, down $2.9 million or 10% from $28.9 million in the third quarter of 2011. This decline is largely attributable to certain factors impacting passenger numbers on the UK day-trains, including the Olympic Games which diverted attention and kept visitors away from other London attractions, and a weak economic climate which affected charter business.

EBITDA was $8.0 million compared to $9.0 million in the third quarter of 2011.

Central costs:
In the third quarter of 2012, central overheads were $7.1 million compared with $9.1 million in the prior year period. This decrease includes a $0.8 million decrease in compensation costs and directors’ fees and a $0.9 million decrease in legal and professional fees.

In addition, the Company incurred $0.8 million of non-cash share-based compensation expense compared to $1.2 million in the third quarter of 2011. The Company also incurred $0.2 million of central marketing costs compared to $nil in the prior year period, as it continued to invest in new marketing initiatives and expand its geographic presence.

Real estate:
In the third quarter of 2012, the Company recorded an EBITDA loss of $1.6 million from real estate activities. The loss includes $1.0 million at Porto Cupecoy, Sint Maarten, compared with a loss of $1.4 million in the third quarter of 2011. During the quarter four condominium units were sold, bringing cumulative sales at the end of the quarter to 122, or 66% of the total number of units, of which 115 have been transferred to customers.

In addition $0.7 million cash proceeds were received during the quarter, and a $0.6 million loss was recorded, from the sale of two final units at Keswick Estate, Virginia, that were not part of the sale of the hotel property.

Depreciation and amortization:
The depreciation and amortization charge for the third quarter of 2012 was $10.5 million, down from $11.2 million in the third quarter of 2011.

Interest:
The interest charge for the third quarter of 2012 was $8.9 million, down $3.8 million from $12.7 million in the prior year quarter. This movement was largely due to a reduction in swap termination costs of $1.7 million compared to the third quarter of 2011, coupled with lower interest rates and the reduction in debt over the last 12 months. In addition there was $1.0 million of capitalized interest during the quarter related to the El Encanto construction project.

Tax:
The tax charge for the third quarter of 2012 was $7.4 million compared to a charge of $2.2 million in the same quarter in the prior year. The primary reason for the increase was that the third quarter 2011 tax charge included a deferred tax benefit of $4.2 million, arising in respect of fixed asset timing differences following depreciation of local currencies against the US dollar, compared to a charge of $nil in the third quarter of 2012.

Investment:
The Company invested a total of $23.2 million in ongoing projects during the third quarter of 2012, including $10.3 million for the restoration of El Encanto, $4.5 million for the refurbishment of Copacabana Palace, $1.4 million for the refurbishment of public areas at La Samanna, $1.0 million for the remodeling of banquet space at ‘21’ Club, $1.0 million at Mount Nelson Hotel for the refurbishment of 30 rooms and the pool-side restaurant, and the balance for routine capital expenditures.

Balance Sheet

At September 30, 2012, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $606.0 million, working capital loans of $1.1 million and cash balances of $121.6 million (including $20.1 million of restricted cash), resulting in total net debt of $485.5 million compared with total net debt of $531.1 million at the end of 2011. At September 30, 2012, the ratio of net debt to trailing 12-month adjusted EBITDA (before real estate) was 4.6 times.

Undrawn amounts available to the Company at September 30, 2012 under short-term lines of credit were $3.3 million, bringing total cash availability (excluding restricted cash) at September 30, 2012 to $104.8 million.

At September 30, 2012, approximately 51% of the Company’s debt was at fixed interest rates and 49% was at floating interest rates. The weighted average maturity of the debt was approximately 2.8 years and the weighted average interest rate was approximately 4%. The Company had $52.8 million of debt repayments due within 12 months. These amounts are expected to be met through a combination of operating cash flow, proceeds from divestments of non-core assets, refinancing of the facilities and utilization of available cash.

Other Developments

On October 18, 2012, the Company confirmed receipt of a letter that day from The Indian Hotels Company Limited (“IHCL”) and certain other members of the Tata group of companies, in which those parties and a fund controlled by Montezemolo & Partners made an unsolicited proposal to acquire all outstanding shares of Orient-Express Hotels Ltd. The Board of Directors of Orient-Express Hotels Ltd. is evaluating the proposal in consultation with its financial and legal advisors and will respond in due course in accordance with the best interests of the Company and its shareholders.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

	Three months ended September 30,
$’000 – except per share amounts	2012	2011
Revenue and earnings from unconsolidatedcompanies
Owned hotels
- Europe	83,560	89,045
- North America	21,659	20,921
- Rest of world	25,890	30,370
Total owned hotels	131,109	140,336
Hotel management & part-ownership interests	1,180	1,727
Restaurants	2,078	2,518
Trains & cruises	25,997	28,933
Revenue and earnings from unconsolidated companies before real estate	160,364	173,514
Real estate revenue	2,131	3,875
Total (1)	162,495	177,389

Analysis of earnings
Owned hotels
- Europe	34,517	36,739
- North America	1,813	1,168
- Rest of world	4,240	5,346
Hotel management & part-ownership interests	809	1,313
Restaurants	(642)	(1,832)
Trains & cruises	8,047	8,951
Central overheads	(7,134)	(9,137)
Share-based compensation	(817)	(1,184)
Central marketing costs	(233)	-
EBITDA before real estate and impairment and loss on disposal	40,600	41,364
Real estate	(1,648)	(1,438)
EBITDA before impairment and loss on disposal	38,952	39,926
Impairment	-	(40,853)
Loss on disposal	-	(18)
EBITDA	38,952	(945)
Depreciation & amortization	(10,549)	(11,184)
Interest	(8,938)	(12,703)
Foreign exchange	(57)	(4,595)
Earnings / (loss) before tax	19,408	(29,427)
Tax	(7,351)	(2,190)
Net earnings / (loss) from continuing operations	12,057	(31,617)
Discontinued operations	5,625	(18,450)
Net earnings / (loss)	17,682	(50,067)
Net loss attributable to non-controlling interests	43	146
Net earnings / (loss) attributable to Orient-Express Hotels Ltd.	17,725	(49,921)
Net earnings / (loss) per common share attributable to Orient-Express Hotels Ltd.	0.17	(0.49)
Number of shares – millions	102.89	102.60

(1)   Comprises earnings from unconsolidated companies of $2,520,000 (2011 - $3,214,000) and revenue of $159,975,000 (2011 - $174,175,000).

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30,
	2012	2011
Average Daily Rate (in US dollars)
Europe	801	831
North America	317	292
Rest of world	347	364
Worldwide	529	541

Room Nights Available
Europe	87,957	88,412
North America	61,882	62,250
Rest of world	101,384	100,648
Worldwide	251,223	251,310

Rooms Nights Sold
Europe	60,935	63,648
North America	40,197	39,260
Rest of world	44,538	49,372
Worldwide	145,670	152,280

Occupancy
Europe	69%	72%
North America	65%	63%
Rest of world	44%	49%
Worldwide	58%	61%

RevPAR (in US dollars)
Europe	555	598
North America	206	184
Rest of world	153	179
Worldwide	307	328

			Change %
Same Store RevPAR (in US dollars)			US dollar	Local Currency
Europe	555	598	-7%	2%
North America	206	184	12%	12%
Rest of world	153	179	-15%	-13%
Worldwide	307	328	-6%	0%

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

	Nine months ended September 30,
$’000 – except per share amounts	2012	2011
Revenue and earnings from unconsolidatedcompanies
Owned hotels
- Europe	170,198	180,409
- North America	80,719	75,948
- Rest of world	98,306	99,655
Total owned hotels	349,223	356,012
Hotel management & part-ownership interests	3,155	4,504
Restaurants	9,886	9,956
Trains & cruises	62,426	61,764
Revenue and earnings from unconsolidated companies before real estate	424,690	432,236
Real estate revenue	5,164	7,190
Total (1)	429,854	439,426

Analysis of earnings
Owned hotels
- Europe	53,720	58,697
- North America	15,899	12,231
- Rest of world	23,108	21,214
Hotel management & part-ownership interests	1,701	3,623
Restaurants	181	(2,093)
Trains & cruises	15,736	14,237
Central overheads	(22,589)	(21,903)
Share-based compensation	(4,400)	(4,795)
Central marketing costs	(844)	-
EBITDA before real estate and impairment and gain on disposal	82,512	81,211
Real estate	(4,677)	(4,358)
EBITDA before impairment and gain on disposal	77,835	76,853
Impairment	-	(40,853)
Gain on disposal	-	502
EBITDA	77,835	36,502
Depreciation & amortization	(31,593)	(32,553)
Interest	(22,556)	(32,830)
Foreign exchange	(655)	(2,525)
Earnings / (loss) before tax	23,031	(31,406)
Tax	(15,064)	(7,241)
Net earnings / (loss) from continuing operations	7,967	(38,647)
Discontinued operations	5,993	(20,879)
Net earnings / (loss)	13,960	(59,526)
Net earnings attributable to non-controlling interests	(132)	(148)
Net earnings / (loss) attributable to Orient-Express Hotels Ltd.	13,828	(59,674)
Net earnings / (loss) per common share attributable to Orient-Express Hotels Ltd.	0.13	(0.58)
Number of shares – millions	102.83	102.50

(1)   Comprises earnings from unconsolidated companies of $5,810,000 (2011 - $4,647,000) and revenue of $424,044,000 (2011 - $434,779,000).

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30,
	2012	2011
Average Daily Rate (in US dollars)
Europe	743	765
North America	376	348
Rest of world	366	356
Worldwide	486	483

Room Nights Available
Europe	223,163	222,244
North America	189,464	189,855
Rest of world	301,870	298,863
Worldwide	714,497	710,962

Rooms Nights Sold
Europe	128,728	132,135
North America	126,724	124,979
Rest of world	160,775	160,783
Worldwide	416,227	417,897

Occupancy
Europe	58%	59%
North America	67%	66%
Rest of world	53%	54%
Worldwide	58%	59%

RevPAR (in US dollars)
Europe	429	455
North America	252	229
Rest of world	195	192
Worldwide	283	284

			Change %
Same Store RevPAR (in US dollars)			US dollar	Local currency
Europe	429	455	-6%	2%
North America	252	229	10%	10%
Rest of world	195	192	2%	3%
Worldwide	283	284	0%	4%

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$’000	September 30, 2012	December 31, 2011

Assets

Cash and restricted cash	121,593	103,318
Accounts receivable	47,179	44,599
Due from unconsolidated companies	10,077	10,754
Prepaid expenses and other	20,452	20,089
Inventories	44,674	44,499
Other assets held for sale	18,726	105,173
Real estate assets	29,905	32,021
Total current assets	292,606	360,453

Property, plant & equipment, net of accumulated depreciation	1,147,743	1,107,657
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	184,418	185,788
Investments in unconsolidated companies	65,686	60,012
Goodwill	162,497	161,460
Other intangible assets	18,762	19,465
Other assets	42,218	36,034
	1,913,930	1,930,869

Liabilities and Equity

Working capital loans	1,114	-
Accounts payable	27,793	28,998
Accrued liabilities	102,430	87,617
Deferred revenue	40,778	29,400
Other liabilities held for sale	266	3,262
Current portion of long-term debt and capital leases	51,023	77,058
Current portion of long-term debt of consolidated variable interest entities	1,795	1,784
Total current liabilities	225,199	228,119

Long-term debt and obligations under capital leases	465,799	466,830
Long-term debt of consolidated variable interest entities	87,397	88,745
Deferred income taxes	91,553	94,036
Deferred income taxes of consolidated variable interest entities	60,499	61,072
Other liabilities	38,024	39,542
Total liabilities	968,471	978,344

Shareholders’ equity	943,131	950,330
Non-controlling interests	2,328	2,195
Total equity	945,459	952,525
	1,913,930	1,930,869

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

	Three months ended		Nine months ended
$’000 – except per share amounts	September 30,		September 30,
	2012	2011	2012	2011

EBITDA	38,952	(945)	77,835	36,502
Real estate	1,648	1,438	4,677	4,358
EBITDA before real estate	40,600	493	82,512	40,860

Adjusted items:
Pre-opening expenses (1)	472	-	779	-
Write-down of receivable (2)	-	-	500	-
Write-off of fixed assets (3)	-	-	391	-
Management restructuring (4)	544	3,191	544	4,580
Impairment (5)	-	40,853	-	40,853
Legal settlement (6)	-	1,546	-	2,546
Loss / (gain) on disposal (7)	-	18	-	(502)

Adjusted EBITDA before real estate	41,616	46,101	84,726	88,337

Reported net earnings/(loss) attributable to Orient-Express Hotels Ltd.	17,725	(49,921)	13,828	(59,674)
Net loss/(earnings) attributable to non-controlling interests	43	146	(132)	(148)
Reported net earnings/(loss)	17,682	(50,067)	13,960	(59,526)
Discontinued operations net of tax	(5,625)	18,450	(5,993)	20,879
Net earnings/(loss) from continuing operations	12,057	(31,617)	7,967	(38,647)

Adjusted items net of tax:
Pre-opening expenses (1)	306	-	506	-
Write-down of receivable (2)	-	-	500	-
Write-off of fixed assets (3)	-	-	313	-
Management restructuring (4)	412	3,228	412	4,395
Impairment (5)	-	40,853	-	40,853
Legal settlement (6)	-	1,005	-	1,655
Loss / (gain) on disposal (7)	-	12	-	(326)
Loan financing costs (8)	100	693	100	1,841
Interest rate swaps (9)	1,422	2,965	1,599	3,481
Foreign exchange (10)	196	3,396	344	1,928

Adjusted net earnings from continuing operations	14,493	20,535	11,741	15,180

Reported EPS attributable to Orient-Express Hotels Ltd.	0.17	(0.49)	0.13	(0.58)
Reported EPS from continuing operations	0.12	(0.31)	0.08	(0.38)
Adjusted EPS from continuing operations	0.14	0.20	0.11	0.15
Number of shares (millions)	102.89	102.60	102.83	102.50

See footnotes on following page.

Footnotes:

(1) Pre-opening expenses at El Encanto.
(2) Write-down of receivable balance within central costs.
(3) Non-cash write-off of fixed asset balances.
(4) Restructuring and redundancy costs.
(5) Impairment charges on Porto Cupecoy and one owned property.
(6) Settlement of employee litigation at '21' Club.
(7) Gain on disposal of New York hotel project.
(8) Amortization of deferred financing costs on repayment of debt.
(9) Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives designated in hedging relationships
(10) Non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)
(Unaudited)

	Twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
$’000	2012	2012	2011	2011

EBITDA	88,567	77,835	36,502	47,234
Real estate	6,722	4,677	4,358	6,403
EBITDA before real estate	95,289	82,512	40,860	53,637

Adjusted items:
Pre-opening expenses (1)	779	779	-	-
Write-down of receivable (2)	500	500	-	-
Write-off of fixed assets (3)	391	391	-	-
Management restructuring (4)	648	544	4,580	4,684
Impairment (5)	18,378	-	40,853	59,231
Legal settlement (6)	-	-	2,546	2,546
Gain on disposal (7)	(16,042)	-	(502)	(16,544)
Other (8)	5,063	-	-	5,063

Adjusted EBITDA before real estate	105,006	84,726	88,337	108,617

EBITDA	88,567	77,835	36,502	47,234

Depreciation and amortization	(42,938)	(31,593)	(32,553)	(43,898)
Interest	(29,988)	(22,556)	(32,830)	(40,262)
Foreign exchange	(2,401)	(655)	(2,525)	(4,271)
(Loss) / earnings before tax	13,240	23,031	(31,406)	(41,197)
Tax	(30,173)	(15,064)	(7,241)	(22,350)
Net (loss) / earnings from continuing operations	(16,933)	7,967	(38,647)	(63,547)
Discontinued operations	2,823	5,993	(20,879)	(24,049)

Net (loss) / earnings	(14,110)	13,960	(59,526)	(87,596)

Footnotes:

(1)	Pre-opening expenses at El Encanto.
(2)	Write-down of receivable balance within central costs.
(3)	Non-cash write-off of fixed asset balances.
(4)	Restructuring, redundancy and associated legal and other costs.
(5)	Goodwill and fixed asset impairment charges on owned properties and Porto Cupecoy and share of impairment in unconsolidated companies.
(6)	Settlement of employee litigation at ‘21’ Club.
(7)	Gain on disposal of New York hotel project and excess ‘21’ Club development rights.
(8)
For year 2011, non-cash fixed asset write-off related to the refurbishment of La Samanna, non-recurring charge for settlement of VAT claim in Mexico, write-off of costs related to abandoned projects and costs associated with the office move of the principal UK administrative subsidiary.

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

	Twelve months ended and as at
$’000	September 30, 2012		December 31, 2011

Cash
Cash and cash equivalents	101,536		90,104
Restricted cash	20,057		13,214

Total cash	121,593		103,318

Total debt
Working capital facilities	1,114		-
Current portion of long-term debt and capital leases	51,023		77,058
Current portion of long-term debt of consolidated variable interest entities	1,795		1,784
Long-term debt and obligations under capital leases	465,799		466,830
Long-term debt held by consolidated variable interest entities	87,397		88,745

Total debt	607,128		634,417

Net debt	485,535		531,099

Adjusted EBITDA before real estate	105,006		108,617

Net debt / adjusted EBITDA before real estate	4.6	x	4.9	x

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings/(loss) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings/(loss) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings/(loss) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Because the principal activities of the Company relate to its hotels, restaurants, tourist trains and cruises, management considers the revenue from these activities to be a better measure of performance than total revenue which includes real estate sales from past developments of for-sale residences adjoining some of the Company’s hotels, currently a small part of the Company’s overall business.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, possible challenges to the Company’s corporate governance structure, and the uncertain outcome of the pending offer by Indian Hotels Co. Ltd to acquire outstanding Company shares.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

* * * * * *
Orient-Express Hotels Ltd. will conduct a conference call on Friday, November 2, 2012 at 10:00 am EDT (2.00 pm GMT) which is accessible at +1 877 249 9037 (US toll free) or +44 (0)20 7136 2055  (Standard International).  The conference ID is 7848989.  A re-play of the conference call will be available until 7:00 pm (EST) Thursday, November 8, 2012 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 7848989#.  A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com. Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.